Nalco Company

EXPATRIATE ASSIGNMENT AGREEMENT

FOR

Gregory Nelson

Introduction

This expatriate agreement is based on the following: a home location of Chicago, Illinois and a host location of Leiden, the Netherlands; the salary and position offered in the host location; and your current family size of one. If your family situation changes while you are on assignment in the host location, certain aspects of this agreement may be recalculated to better reflect your situation. You must notify your home or host location human resources contact of any such changes to your family situation.

Assignment

Your assignment will commence November 1, 2005 and your assignment location will be Leiden, the Netherlands. Your title will be Group Vice President and you will continue to report to Dr. Bill Joyce, Chairman & CEO.

Salary

Your beginning base pay will be $250,000 per year. You will be paid in the US in order to more easily maintain your benefits eligibility. Your base pay will be reviewed periodically. You will be eligible to participate in the Management Incentive Program at a level commensurate with your position.

Employee Benefits

In order to assist in the repatriation process when the time comes, you will remain on the US benefit plans, with the exception of health benefits, which will be provided under the CIGNA International Benefits Plan. You will be responsible for the premiums, which will be deducted from your pay in the US.

Mobility Premium(s)

Additionally, Nalco will provide you with a Mobility Premium at the beginning of your assignment equal to 10% of your base pay ($25,000) in effect as of the date of transfer to the host country. Upon successful completion of your assignment, you will receive an additional mobility premium equal to 10% of your base pay in effect on that date. If the assignment duration is less than 24 months, but more than 12, the second premium will be prorated or will not be paid.

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Housing & Utilities Allowance

The Housing & Utilities Allowances are designed to cover the additional cost of housing and utilities in the host location. Your Housing Allowance is calculated as the difference between typical expatriate housing cost in the host location and the home country-housing norm, unless you choose not to sell your home in Chicago. The housing norm is defined as the typical cost of home country housing based on your salary and family size. The full housing allowance, equal to the actual cost of furnished rental accommodations, up to a maximum of €43,200 per year, will be paid from the host country in local currency and will begin when you occupy rental housing in that location. If you elect to sell your home in the US, a housing norm of $32,460 per year will be deducted from your home country pay as your contribution to the cost of housing in the host location. If you elect to maintain your home in the US, there will be no housing norm deduction because you will continue to have home country housing costs.

Nalco will separately reimburse you for your host location utilities up to a maximum of €155/month. Utilities are defined as expenditures for fuel and light, as well as power for heating, air-conditioning, cooking, and operating home appliances. Assistance with expenses such as Internet connection and private residential phone service is provided for by the goods & services allowance discussed in the next section. Nalco will pay up to the amount indicated, but not more than actual costs for housing or utilities.

Goods & Services Allowance (G&S)

The G&S Allowance represents the current difference between the cost of goods and services (excluding housing) in the host country vs. the home country. The calculation of this differential is based on family size on assignment and base salary. Your G&S Allowance is €40,960 ($50,040) per year and will be paid from the host country in local currency upon your relocation. This amount accounts for the cost of private transportation. If the company leases a vehicle or provides a company car, the Goods & Services Allowance will be reduced to €36,540/year ($44,640/year). The goods & services allowance will be reviewed periodically and adjusted for fluctuations of +/- 10%.

Language Training

Nalco recognizes the necessity for the expatriate to speak and understand the language of the host country. Therefore, if necessary, Nalco will reimburse the cost for up to 100 hours of language training at a course approved by Nalco.

Furnishings and Appliances Allowance

Reimbursement for Furnishings and Appliances will be provided up to a maximum of $7,500. A schedule of approved items covered by the furnishings & appliances allowance will be provided for your reference.

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Pre-Move Trip

You will be provided with a pre-move trip to Leiden at Nalco’s expense for five working days. If your child must accompany you during this trip, please be advised that you will need to seek the approval of your manager.

Household Goods Transportation & Storage Expenses

Nalco will cover the cost of shipping up to 500 pounds of personal items by air and the balance by sea up to a limit of a 40-foot container. Nalco will not cover the shipment of vehicles to locations outside the United States. Nalco will pay for any storage of furniture and personal articles stored in your home country during your expatriate assignment. Vehicles may not be placed in permanent storage.

If you must sell your personal vehicle prior to your relocation, Nalco will provide loss on sale protection, defined as the difference between your sale price to a private party or auto dealer and the published retail value of your vehicle. Loss on sale protection is limited to one personal vehicle.

Relocation Travel Expenses

Nalco will pay for the reasonable relocation costs of economy class travel from Chicago to Leiden, including all reasonable en route expenses. All reasonable en route expenses will be reimbursed on an expense account basis. You will also be reimbursed for airfare from your assignment location to your home country upon repatriation.

Relocation Allowance

You will be provided with US$7,500, as a relocation allowance when you occupy housing in your host country.

Temporary Housing

Nalco will reimburse you for temporary lodging or provide lodging, including hotel and meals in the host location for a maximum of 30 days. Nalco will also cover the cost of automobile rental for up to two weeks in the host location.

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Vacation

This expatriate vacation policy states that an expatriate will receive the greater of the home country vacation entitlement, or minimum four-week expatriate vacation entitlement, up to a maximum of six weeks. Vacation and leave will be tracked in your host location. During your expatriate assignment you will follow the host location holiday schedule.

Home Leave Airfare Reimbursement

You will be reimbursed for round-trip economy-class airfare from your assignment location to the point of origin in your home country once per calendar year. Home leave is considered part of your vacation time and may not be taken until you have been on your assignment for six months. If you have dependent family members who do not accompany you on your assignment, Nalco will reimburse you the airfare to visit you in the host location once per calendar year.

Repatriation

Nalco will provide for your repatriation as outlined in the Nalco Relocation Policy of your home country as long as you return to your home country as an active employee. If you elect to maintain your home in the US, Nalco will not provide assistance in terms of covering home purchase or sale closing costs should you choose to sell your home when you repatriate, unless you repatriate to a location in the US other than Naperville. In that case, Nalco will provide for assistance with the sale of your home in the Chicago area as outlined in the relocation policy current at that time. If you voluntarily terminate your employment from Nalco, no relocation assistance will be provided.

Host Location Visa/Immigration Assistance

Nalco will cover the cost of seeking appropriate entry visas and employment authorization in the host location. This process will be coordinated and arranged by the host location. The local authorities may require a medical exam as part of this process. If required by law, you will be reimbursed the cost of such an exam either through your health insurance provider or directly based on receipts for services received. If not required by host country law, it is strongly encouraged that you get a physical examination prior to relocating to your new location. This cost will be covered either by Nalco or your health care insurance provider.

Will Preparation

Nalco encourages expatriates to ensure their wills and testaments are updated and current prior to relocating to the host location. The cost of will preparation or legal counsel to update your will is covered by the relocation allowance.

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Compassionate Leave

If there is a death or a very serious illness in your immediate family, in your home country, Nalco will permit you to return home for the emergency. Nalco will reimburse you for round trip business airfare, and provide for a leave for up to five working days once you arrive in your home country. The Nalco Expatriate Policy defines immediate family in the same way as your home country compassionate leave policy.

Tax Equalization

Nalco will make certain tax adjustments to assure that you are not required to pay any more or any less taxes as a result of various allowances granted to equalize living costs in the host country to those of your home country. Hypothetical tax will be deducted from your pay in your home country based on the recommendation of Nalco’s international tax services provider.

Tax Preparation

Nalco will also provide you with the services of a qualified accounting firm to prepare all U.S. and host country tax returns beginning with the tax year of your assignment and ending with the tax year of return to your home country.

Employment-at-Will

Nothing in this agreement should be construed to create an obligation on Nalco’s part to continue your employment. You agree that your employment with Nalco is at will and understand Nalco may terminate your employment at any time.

Employment Agreement

You have read and signed the Nalco Employment Agreement and you have agreed to abide by the terms of the agreement.

Any prior employment contract made between the employee and a Nalco subsidiary or affiliate will not be affected by this agreement.

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This Agreement is based on an expatriate assignment of two to five years. Please note, if you were to remain in this specific geographical assignment for more than five years, your expatriate status will revert to local status.

By signing below and initialing every page, you accept the terms and conditions of this agreement.

ACCEPTED BY:	/S/ Gregory N. Nelson	11/15/05
	G. N. Nelson	Date
APPROVED BY:	/S/ William H. Joyce
	Dr. W. H. Joyce	Date

	Chairman’s Committee Member	Date

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